Exhibit 99.2
                                                                    ------------

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 1






                                STAAR SURGICAL

                            Moderator: Doug Sherk
                               October 30, 2003
                                  3:30 pm CT


Operator:      Good afternoon,  ladies and gentlemen, and welcome to the STAAR
               Surgical Third Quarter 2003 Results conference call.

               At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the Star followed by the 0.

               As a reminder, this conference is being recorded on Thursday, October 30, 2003.

               I would now like to turn the conference over to Mr. Doug Sherk of EVC Group. Please go ahead, sir.

Doug Sherk:    Thank you, operator,  and good afternoon,  everyone.  Thank you
               for  joining  us  this   afternoon   for  the  STAAR   Surgical
               conference call to review the financial results for the third quarter ended October 3, 2003.

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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 2

               The news release reviewing the third quarter results crossed the wire about 15 minutes ago, and we apologize for this delay, which was brought on by the late resolution of the previously discussed SEC review and STAAR's desire to discuss this resolution this afternoon. If you haven't received a copy of the release and would like one, you can call our
               office  at   415-896-6820,   and  we'll  get  one  out  to  you
               immediately.

               Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. This replay will take effect approximately one hour after the call's conclusion and remain in effect through tomorrow night, Saturday - excuse me
               - yeah, Saturday night, November 1 at 11:59 p.m. Pacific Time. The dial-in number to access the replay is 800-405-2236, or for international callers 303-590-3000. Both need to use the pass code 555304#.

               In addition this call is being broadcast lived with an archived replay also available. To access the web cast for the STAAR's Website at www.staar.com. The web cast archive of the call will be available until the company releases its final year results for 2003 some time in late February.

               Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about its domestic sales, the planned submission of its FDA filling for implantable contact lenses, the company's beliefs about its revenues and earnings for the full year ending January 2, 2004. We wish to caution you that such statements are just predictions and involve results and uncertainties. Actual results may differ materially.

               Factors  that  affect  actual   results  are  detailed  in  the
               company's  filings  with  the SEC  including  its  most  recent filing of the Form 10-Q and 10-K. In addition the factors underlying the company's forecasts are dynamic and subject to
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 3

               change and, therefore, the forecasts are to be assumed to be realistic only as of the date they are given. The company doesn't undertake to update them; however, they may choose to do so from time to time. And should they do so, they will submit the updates to the investing public.

               Now I'd like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company, who is suffering from a very heavy head cold today.

David Bailey:  Thanks,  Doug,  and good  afternoon,  everyone.  Thank  you for joining us for the STAAR Surgical Third Quarter conference call.

               With me  today  is John  Bily,  our  Chief  Financial  Officer,
               (Deborah   Andrews),   our  Global   Controller,   and  (Helene
               Lamielle), our Chief Scientific Officer.

               Today I'm going to start off the call with a quick recap of our third quarter results and update you on the progress we've made in various product segments. John will then review our financial performance including yesterday's SEC advisement. We will then open up the floor for questions.

               Before I begin we would like to acknowledge the lack of balance sheet highlights in the news release. Given the SEC advisement yesterday and the need to slightly adjust our financial statement, we will be delaying the distribution of the third quarter balance sheet highlights. John will, however, review some of the highlights later in the call. As soon as these are fully finalized we'll then distribute them.

               Now let's turn to the quarter where the more significant component of our financial performance was certainly the progress we made in the US, which had sales growth of 5% of a quarter and almost flat sequentially despite seasonality.

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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 4

               This compares extremely favorable to the comparisons from the last three quarters. Quarter two was down 3%, quarter one was down 6%, and quarter four of 2002 was down 11% all year-over-year. We are pleased with the progress that we are making in the US and that we're delivering on our commitment to shareholders to reverse the decline in the US business.

               Our net loss increased year-over-year to roughly 15 cents a share and largely reflects the non-cash charge that we took to write down patents associated with the Circuit Tree acquisition and the reversal of reserves we took against Officer's notes. Without this charge our net loss would have been 13 cents per share.

               During the quarter international sales were relatively flat compared with the third quarter of '02. However, for the first nine months of 2003 international sales have grown 18.9% versus the same period of last year and represents 53% of our total revenues. As a reminder, international sales were up very strongly in the first half of this year largely as a result of ICL sales, which were up 20% in the first half.

               The slowdown in international sales was reflective of the normal seasonal slowdown in surgery in Europe we see every year. This year, however, the slowdown was more protracted than normal. In addition, we have seen a slowdown in elective surgery procedures including Lasik in Korea, which we believe is reflective of the political and economic turmoil in the first half in that country.

               We believe that we are beginning to see renewed strength in international sales, which rebounded during the month of September. In fact, we recorded a 28% increase in ICL units sold during the month with Toric ICL sales in particular
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 5

               gaining  traction.  We also regard the pending approvals of the
               ICL  in  Taiwan  and   Australia   as  potential  up  sides  to
               international revenues.

               On the cataract side of the business we recently began shipment of the world's first pre-loaded silicon intraocular lens that has been developed by our joint venture with Canon in Japan. We obtained CE mark approval for this in early
               October and invoiced our first sale last week. Early indications are that market acceptance of this unique cataract device will be very high.

               As you know, our US operating cost structure is highly leveraged. And with the increase in US sales we were able to increase our gross profit margins for the sixth consecutive quarter to 55.2%.

               We continue to focus on creating greater operating efficiencies internationally. We were able to raise our international gross margins by 3.4% from the third quarter of 2002. John will comment on that in a little bit more detail.

               Despite the depressing effect on sales of unusually high European seasonality, I was delighted with the turn around in the US business that has occurred during quarter three. We have committed to shareholders to halt the decline in this high margin business in the second six months of this year. And we've done exactly this.

               We saw growth of 22% in the high margin specialty lenses for the third quarter accelerating the growth we saw in the first half. Our marketing efforts around the Collamer material are helping to generate an accelerating sales trend for this product category despite the fact we have yet to bring the three-piece lens to market effectively due to the lack of an effective injection system.
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 6

               Unfortunately, we now do not believe that the new injector systems in the three-piece Collamer lens will be perfected prior to the end of the year. And we realize that we won't make the timeline that we previously outlined for investors.

               As we have indicated previously, we have identified the challenges and are working diligently to address them. This process is taking longer than we expected. But we believe we'll be able to deliver a new state of the art injection system by the end of the first quarter of '04.

               Given this delay, we will continue to put all efforts behind the one-piece Collamer. And as a result, we anticipate continued growth of this segment and have already increased capacity in our Swiss manufacturing facility where we make the lens. With the change in mix from silicon to Collamer plate and other specialty lenses increasing, we are seeing a very healthy trend in our average lens selling price within the US market.

               Growth in the US underscores an acceleration of our future potential profit goal. The healthy return of our US-based business provides an excellent platform for the potential launch of the ICL in the US. I would repeat, we have now had six sequential quarters of gross margin improvement and fully expect this to continue going forward. We are seeing surgeons who are interested in the ICL being interested in the one-piece Collamer IOL and wanting to get experience with the material.

               I'd now like to provide you with an update on all activity surrounding the potential FDA approval and subsequent launch. Firstly regarding the FDA, as you know, we had a very successful panel meeting with the FDA on October the 3rd, 2003. At the conclusion of the meeting the CDRH Panel voted
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 7

               to approve the ICL with conditions. We regard the 8 to 3 vote for approval as a tremendous vote of confidence in our technology.

               I would remind you, as well, that we have completed this entire process from filing to panel meeting on an unprecedented timeline. If you recall, it was in May that we filed the original PMA. We were then granted an expedited review in June and were recommended for approval during the first week of October.

               After the panel vote the next step was to wait for receipt of the full transcript of the panel meeting. This is now available. At this point we have been advised that the review team at the FDA is in the process of making labeling recommendations and will be meeting internally to provide for the company their view of the labeling requirements.

               We have been given no formal timeline as to when these formal labeling recommendations will be presented. We assume, however, that this will be in line with other aspects of the review, i.e., expedited. With this in mind we have had communication with the FDA since the panel meeting and continue to follow up and feel confident that labeling discussions will begin shortly.

               Secondly, I'd like to give you a brief update on the marketing and sales ramp up for the ICL. We continue to generate
               tremendous   mind  share  with  the   scientific   and  medical
               community  with  regard  to  this  product.   As  part  of  our
               marketing plan, we will host a revamped new booth at the upcoming AAO meeting. We will use it to debut our new brand name for the ICL as well as focusing on the new Collamer position that is driving the sales growth that we're seeing.
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 8

               There are more than 15 dynamic lectures scheduled for the booth including discussing the three-year results of the US FDA clinical trial for the ICL. In addition, lectures will cover Collamer biocompatibility and importantly the interim results of the US FDA clinical trial for the Toric ICL, the next generation product.

               During the conference there will also be a CME sponsored educational course on Sunday morning to teach ophthalmologists about our Phakic refractive lens. World-renown doctors will discuss the nuances of our new technology and comment on cases studies that will be presented. At last count there were already more than 400 US doctors signed up for the course. At this stage we are only registering doctors for the course. The organizer's considering a move to a larger room that will accommodate an audience of at least 500.

               We regard this interest as not unexpected for a first of a kind technology, which we have with the ICL, and we see it as being in line with the interest being expressed in attending an ICL training course post FDA approval. For more information on this event you may visit the OSN Website online at www.osnsupersite.com.

               Finally, regarding upcoming marketing and launch events for the ICL, I'd like to give you a quick synopsis of our progress in establishing our certification program. There are two elements to certifying a doctor to implant the ICL. The first step is a doctor paid training course that typically lasts between one and two days. These training courses are being structured to have no negative impact on our P&L. And our experience overseas gives us absolute confidence that this will be the same in the US. The plan is to hold these training courses throughout 2004.
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                        Page 9

               The second step in certification is the proctoring process. The cost of this step has been factored into our ICL marketing budget that we have previously outlined as $1.1 million for 2003 and $2.5 million for 2004. We have already recruited six highly qualified professionals as proctors along with a director of education for the whole ICL program. Our goal is to increase to eight proctors at launch. This recruitment process has been very efficient as we have had an abundance of interest from very well qualified candidates.

               Before doctors are certified to perform ICL surgery they will have to complete a minimum of four supervised procedures using STAAR lenses. These lenses must be purchased from the company. These procedures will typically take place in one day after which the surgeon, assuming he or she achieves certification status, will be free to purchase the ICL.

               We believe that this two-step process will provide the training necessary for ocular surgeons to become skilled at ICL implantation. Our greatest concern is to ensure that the learning curve of the involved doctors is handled appropriately so that the introduction of the product will proceed without any problems. This is the same process we have established in new markets, such as Korea and Canada, and which has worked so well to deliver quality outcomes.

               We have also planned to use our existing sales force to market this product. Their efforts will be directed within a clearly defined and orchestrated internal marketing program. As a result, we believe this product will be highly leveraged on the existing structure. Our current sales force are already visiting many of the target ICL doctors. The incremental sales and marketing expense is clearly defined and adequately accounted for within the incremental $2.5 million.
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 10

               With all of this activity around the ICL I can tell you quite clearly that, as a company, we feel very comfortable with analysts' current projections for ICL sales next year and continue to believe that the absolute market for the Phakic lens implant within the US will match or indeed exceed the highest analysts' projections currently offered.

               This quarter was obviously a very busy one. We believe we are solidly on track to achieve our long-term goals. We are pleased with the turnaround that is developing in our base business as well as the speed at which we have passed significant ICL milestones.

               At this time I'm going to hand over to John to recap in a little more detail the financials.

John Bily:     Thank you, David.

               The overall financial and operational fundamentals of the business continue to improve year-over-year. As David mentioned, gross profit margins improved for the sixth consecutive quarter.

               STAAR continues to fund and to grow its R&D investment.

               Interest expense and debt have been significantly reduced. Working capital management remains a company focus. Manufacturing costs have been favorably impacted by rigorous expense control and yield and efficiency improvement. The company today has nearly $10 million in cash.

               I'll briefly recap Q3 and year-to-date financial results. Net sales for the third quarter were $11.927 million, up 7.6% over prior year quarter.
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
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                                                                       Page 11

               For  the  year-to-date   period  sales  were  $37,656,000,   an
               increase of 8.4% over prior year.

               In the US market sales increased 5% during the quarter and were down 1.6% for the year-to-date period. This marks the first quarter since quarter two of 2001 that the year-over-year US sales comparisons have been positive.

               International sales for the quarter increased 10.3% over prior year. For the year-to-date period international sales were up over prior year 19.1%.

               Excluding the effect of currency, international revenue was down 1.6% for the quarter and grew 2.8% for the first nine months of 2003.

               ICL and Toric ICL revenue grew 15.5%  during the  quarter,  and unit sales grew 15%. STAARVisc sales were flat in Q3. AquaFlow sales declined 8.7%, specialty lens sales increased to 22% with Collamer lens sales up 28%. silicone lens sales declined 17% during the third quarter.

               For the year-to-date period ICL and Toric ICL revenue grew 34.6%. STAARVisc sales increased to 20.5% and AquaFlow sales declined 13.7%. Specialty lens sales increased 14.4%, and silicone lens sales declined 15.8%.

               Gross profit excluding royalty income for the quarter was $6.6 million, approximately $1 million higher or 19.7% increase over prior year. Gross margin was 55.2%, a full 5-1/2 margin points improvement over prior year quarter. Year-to-date gross margins including royalty income was 54.6%, again a 5.5% margin improvement over the prior year year-to-date period.

               Gross margin improvements continue to be the result of reduced cost structures in our manufacturing facilities and production
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
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                                                          Confirmation #555304
                                                                       Page 12

               yield and efficiency improvements and increases. In addition to the up tick in the US IOL business, which had a positive impact on gross margin, we've mentioned previously in some of our calls that the US IOL product line operates at a higher gross margin percentage than the international IOL business. So our cost structures are improved by cost reductions, by yields, by efficiencies, and also by mix of product and geographies in the US marketplace.

               General and administrative expenses in Q3 were $2.3 million, an 11% increase over the prior year. The increase in G&A reflects increased legal and audit fees associated with the SEC consultation related to the accounting treatment for loans to officers and directors. And I'll discuss that in detail later. This was a one-time event, which we do not expect to reoccur.

               Year-to-date G&A expenses were $6.8 million, which was flat to prior year spending.

               Sales and marketing expenses during the quarter were $5.05 million, approximately $1 million above Q3 of 2002. For the year-to-date period expenses were $13.6 million, a 9% increase over the same period in 2002.

               As mentioned in last quarter's conference call, the company has initiated activities associated with the anticipated launch in 2004 of the ICL. The increased spending in marketing and selling was the result of additional salaries and travel, one-time employee relocation and hiring costs, marketing, consulting, and promotional activities, and the loss on disposal of a trade show booth. We continue to streamline the US operating structure to help offset the increase in marketing and selling activities.

               During    the    quarter    the    company    integrated    the
               phacoemulsification  business  into  the  Monrovia,  California
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 13

               facility, which will provide substantial operational savings and better coordination and communications with the business.

               Spending for R&D in clinical and regulatory activities increased in the third quarter. Spending was $1.3 million, up 32% over Q3 of 2002 but down slightly from the second quarter of this year. For the year-to-date period research and development expenses were increased to $3.9 million, a $800,000 or 26.8% increase over the same period one year ago.

               Total  SG&A  and R&D  spending  for the  third  quarter  was $9 million. Including the net charge associated with the write-down and reversal of reserves, the total SG&A and R&D expenses were $8.7 million. For comparison purposes this compares to $7.1 million in spending for the third quarter of 2002, which excludes the charge for employee separation costs.

               During the third quarter the company wrote down $2.1 million in capitalized patent intangibles in connection with its yearly SFAS 144 analysis, which is the accounting for the impairment of long-lived assets. These patents were recognized during the acquisition of Circuit Tree Medical in December of 1999. Additionally, the company reversed $1.7 million of reserves against former officers' notes, which were collected during the quarter, resulting in a net charge of $.4 million.

               Operating loss for the quarter was $2.5 million compared to $1.7 million in the prior year. On a comparable basis and excluding unusual charges the operating loss this quarter was $2.1 million compared with $1.5 million in the same quarter last year. The year-to-date operating loss excluding charges was $3.7 million versus a comparable prior year operating loss of $5 million.
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 14

               Total other income and expense for the quarter was $180,000 better. Within the various categories interest expense was $90,000 less than prior year. Equity and earnings of Canon STAAR JV was $159,000 better than prior year. Exchange gains and losses were $152,000 less. And interest income was $50,000 favorable.

               For the year-to-date period other income and expense is $1 million favorable to the corresponding period last year due to reduced interest expense, favorable exchange gains and losses, and improved equity and earnings of the Canon STAAR joint venture.

               As in prior quarters, the company recorded no income tax benefits on US entity net operating losses.

               Net loss for the quarter was $2.7 million or 15 cents per share. Net loss for the third quarter of 2002 was 12 cents per share. On a comparable basis excluding unusual charges net loss this quarter was $2.3 million or 13 cents per share, and net loss in the same quarter last year was $1.9 million or 11 cents per share.

               For the year-to-date period net loss was $4.8 million or 28 cents per share. Net loss for the same period last year was 41 cents per share. Again excluding charges the net loss this year was $4.4 million or 25 cents per share and for last year was a 38 cent loss per share.

               As  of  October  3,  2003  STAAR's  cash  and  cash  equivalent
               position  was   $9,861,000,   and  total  notes   payable  were
               $3,257,000.

               Inventories were $12 million, which is a $200,000 increase over year-end 2002.
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                                                                STAAR SURGICAL
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                                                          Confirmation #555304
                                                                       Page 15

               Accounts receivable was $6.2 million, a $400,000 increase over year-end 2002.

               Cash flow from operating activities was $1.2 million negative.

               Capital expenditures for the quarter were $391,000.

               Proceeds  from  the  collection  of  notes   receivable,   $2.2
               million, and proceeds from stock options $600,000.

               Net increase in cash for the quarter was $1.4 million.

               As many of you know and as I mentioned during the explanation of the increase in G&A expenses, STAAR has had ongoing discussions during the quarter with the office of the Chief Accountant of the SEC Division of Corporate Finance regarding STAAR's historical method of accounting for promissory notes received from former officers and directors. On October 29, 2003 the Office of the Chief Accountant informed STAAR that it considered the issue to be an audit matter best resolved as determined by STAAR and its auditors.

               STAAR and its auditors, BDO Seidman, have thoroughly reviewed the facts and circumstances of the notes in question and have determined that the notes were accounted for appropriately with the exception of the method used to accrue interest income. The company has determined that this is an accounting error and that it will require a restatement of its financial statements for the year 2000, 2001, and 2002, and for the first quarter of 2003, and the second quarter of 2003.
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                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 16

               The impact to the financial statement in each of those periods is as follows. For the year 2000 pre-tax impact will be reduced by $281,000. For the year 2001 pre-tax income will be reduced by $161,000. For the year 2002 pre-tax income will be increased by $226,000. For Q1 of the year 2003 pre-tax income will be decreased by $211,000. And for the second quarter 2003 pre-tax income will be reduced by $53,000.

               We are  extremely  pleased  and  relieved  to have this  matter behind us and will continue to vigorously collect the remaining notes in a manner similar to the $5.5 million in notes, which have been collected to date. As of the end of the third quarter, $1.9 million in notes from former officers and directors remain to be collected.

               I'll spend a brief minute on some guidance for the balance of the year. And basically we believe that STAAR will generate growth in the area of 6 to 7% for the year based on sales in 2002 of $47.9 million.

               We are also still comfortable with our estimated cost required to launch the ICL, as David clearly described in his presentation, which we told you would be an incremental $2.5 million during 2004. But we also told you that we'd need to spend $1.1 million on additional sales and marketing expenses during the third and fourth quarters of 2003. And we are on track with these estimates.

               Regarding  2004  we are  currently  engaged  in  our  operating
               planning   process  and  will   finalize  our  plans  in  early
               December. At that time we plan to offer our 2004 full-year guidance to investors. In the meantime we believe that 2004 will be a growth year and that the company will achieve profitability in the second half of the year.

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                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 17

               Now I'm going to turn it over to David. And for a minute though let me talk about some of the investor relations highlights. Let's see STAAR will be presenting at the CIBC Healthcare conference on November 10th, and the Harris Nesbitt Gerard Healthcare conference on December 11th. We will also be visiting various investors around the country during the weeks of those conferences.

David Bailey:  Thanks, John.

               In addition to those two conferences I'd just like to mention that once again we'll be hosting a booth at the AAO conference in Anaheim, which is November the 14th through the 19th.

               With all of that said and the comprehensive review by John, I'd like to open up for questions.

Operator:      Thank you, sir.

               Ladies and gentlemen, if you have a question, please press the Star followed by the 1 on your push-button phone. If you would like to decline from the polling process press the Star followed by the 2. You will hear a three-tone prompt acknowledging your selection, and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

               One moment, please for the first question.

               Once again, if you have a question, please press the Star followed by the 1 at this time.

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 18

               And our first question comes from Mr. Ryan Rauch with SunTrust Robinson Humphrey. Please go ahead.

(Ameed):       Hi, guys.  It's actually (Ameed) calling for Ryan.

David Bailey:  Hi (Ameed).

(Ameed): A couple quick questions - with regard to the ICL I wouldn't say guidance but you said that they would - you think they might exceed what analysts have out there? I'm just wondering if you can kind of quantify that for us, what you see as, you know, the potential there or a number, if you're willing to do that.

David Bailey:  Yeah,  two  points  to make  there.  First  off,  I said I felt comfortable with the current estimates that you guys have for the sales. I believe that the market will be larger than the current estimates. And at this stage I don't want to quantify our sales projection. We'll do that at a later date.

               Just to reiterate, we feel very comfortable with the numbers that are out there in terms of sales projections. And we feel that the market will be larger than the current estimates by even the most optimistic ones that are out there.

(Ameed): Okay, fair enough. And the three piece Collamer, I'm wondering if we can get a little bit more detail on what's going on there with the injection system and what you're doing to get that going by the new time frame?

David Bailey:  Yeah.  Well the  first  thing  I'd  want to  point  out was the overall goal was to turn the US market around. And we've achieved that without the Collamer 3 piece likely because of the growth we're seeing in the one-piece lens, which is doing

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                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 19

               very nicely, and we're very pleased with that on the back of the marketing efforts with the Collamer material.

               In terms of the - and so we expect that growth to continue and to sustain that improvement in the US market. For the three piece we are clear on the kind of injection system we need. We're realizing that we have to do some work to finesse that particularly as regards to the lubricity of the cartridge, which the Collamer 3 piece lens has some unique properties.

               So that's the challenge we have. We know we can get through that, it's just taking longer than expected. And obviously that's disappointing, but critically we've been able to turn the US business around even without that product. And I think I've indicated on previous - well I know I've indicated on previous meetings that that product alone would open up a $3 to $5 million opportunity.

(Ameed):       Okay.  And then sorry for jumping  around,  but back to the ICL
               internationally,   can  you  comment  on  which   countries  in
               particular saw strong unit growth outside of Australia?

David Bailey:  Yeah, I mean,  the big thing that happened in quarter three was the seasonality, which we expect in Europe, was more protracted than normal. I think that was partly because of the prolonged hot summer. So we still got growth, but everything slowed down more than we'd anticipated. Testimony to that and the fact it was transitional was the fact that we saw a nice pick up in September. And we're seeing the same trends moving along.

               Korea, which was very strong in the first quarter where we'd had 54% unit growth, we also saw a low over the quarter three period, which was reflective of a reduction in overall refractive volume in Korea.

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                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 20

               Now we've just attended the latest Korean national meeting, literally two weeks ago, and we're starting to see volume pick up there. So overall the seasonality in Europe was greater than we've anticipated. That particularly hit elective surgery, i.e. refractive surgery. So we were down further than we had anticipation. But as I said, we're seeing that rebound, and we saw it in September.

(Ameed): Okay. And then just off of that, in October how are the ICL trends internationally going there, if you can comment on that?

David Bailey:  Well we see a continuation of what we saw in September.

(Ameed): Okay, terrific. That's all for me, guys. David, I hope you feel better.

David Bailey:  Thanks a lot - appreciate it.

Operator:      Thank  you.  And  our  next  question   comes  from  Mr.  (Eric
               Chiprich) with Harris Nesbitt Burns. Please go ahead with your question.

(Eric Chiprich):  Hi,   gentlemen.   This  is  (Eric   Chiprich)  for  (Joanne
               Wench).

               Just a question on the expenses in SG&A for the quarter - can you give us a sense of how much of the $1.1 million was spent for the ICL and then also what some of the other expenses on legal just to kind of get a sense of what would be continuing going forward?

David Bailey:  Yeah,  (Eric),  thanks.  Well let me head off  with  sales  and marketing, and then John might just want to comment on the G&A piece, which we don't think - well we know is not going to be reoccurring.

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                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 21

(Eric Chiprich):  Okay.

David Bailey:  Essentially  we spent $1 million more this quarter on sales and marketing than we did the quarter three last year. This breaks down into one-time charges and then ongoing expenses.

               Approximately a quarter of the increase, $250, were non-recurring items related to the relocation of a key employee and the write-down of the residual value of an old exhibition booth, as John indicated. Now the remainder of the increase was driven by expenditure on new marketing programs with an external agency - that was anticipated and is kind of front end loaded - and by increasing headcount for the ICL launch.

               So let me give you a flavor for that. During the quarter we employed six proctors, trainers, and one director of education as well as adding approximately four direct sales aids. All of that was planned because we're obviously seeing a raised level of interest in the ophthalmic community for the ICL. And just on that point we had more than 50 surgeons from the US that'd been introduced to the product during the quarter three period by visiting outside of the US. Mainly the majority went to Mexico and the Dominican Republic.

               Now in line with our plans going forward those courses generate a sufficient income to adequately cover all expenditure. So there was no negative impact to the P&L for running those courses.

               This is exactly the same model we're using to relaunch the product in existing markets such as South Africa with such good results. So just to kind of underline, because this came up on a previous call, the training program, the 1 or first 2

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 22

               days, is not going to impact the P&L. The impact to the P&L will be the proctoring, and you've already seen that in terms of six people being brought on board. We expect to go to eight for the time of launch.

(Eric Chiprich):  Thank you.  And...

David Bailey:  Does that give you enough on the sales and marketing?

(Eric Chiprich):  Yes,  that gives a very good sense.  I take it that a lot of this $1.1 million then was spent in the third quarter then. It was more heavily weighted that way for the ICL?

David Bailey:  A portion of it will be, yes.

(Eric Chiprich):  Okay.

David Bailey:  Yes.  There  will be  incremental  in the  second.  But the two together will go to the $1.1 that we've indicated. And as John said, we feel comfortable with that. We're on track.

(Eric Chiprich):  Got you.  And then,  as for the  training  courses  that you said are going to be a day or two long, is that going to be in the ophthalmologist's office, or are you going to be hosting this in one general area for a group of ophthalmologists to come into?

David Bailey:  No,  they would be in selected  centers,  some of which will be ophthalmologist refractive centers and some will be off-site centers close to the trainer's center. And they'll be around the country. And two of them will certainly coincide with next year's ASCRS and next year's AAO. And we'd be targeting between 30 to 40 people for each of the courses.

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 23

(Eric Chiprich):  Great.  And then finally on the  AquaFlow,  the single digit decreases that we've been seeing the last couple quarters, is that expected run rate going forward?

David Bailey:  Yeah.  Well, I said last time that due to the  reallocation  of the proctoring results we reported a decline in AquaFlow sales for the first six months of the year. John highlighted that. Our commitment was to reverse this decline in the second half. So quarter three the rate of the decline has been halted versus the prior year period. In fact, we saw an increase of 11% in revenue sequentially with a 17% increase in units.

               We continue to believe that this is a great product and that we'll meet the stated goal, which was that the corrective action would eliminate the decline in the second six months.

(Eric Chiprich):  Sounds good.  Thanks very much.

David Bailey:  Thanks, (Eric).

Operator:      Thank you. The next  question  comes from Mr. (Chad Suggs) with
               CIBC World Markets.  Please go ahead.

(Chad Suggs):  Thank  you.  Good  afternoon,   guys.  This  is  in  for  (John
               Calcanini).

David Bailey:  Hi, (Chad).

(Chad Suggs):  Hi.  Can you go over - I think  you  mentioned  what  the  debt level was. I didn't catch that and then, secondly, if you have a number for shareholders' equity?

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 24

John Bily:     I don't -  shareholders'  equity  - do we have - I can give you the total debt for sure. Let me look here. It was - total debt was $3,257,000.

(Chad Suggs):  Okay.

John Bily:     And that's our notes payable in Switzerland.

(Chad Suggs):  Okay.

John Bily:     We have no US debt whatsoever.

David Bailey:  I'm told cash at the end of the  quarter - John,  you gave that number as well - (Chad), did you pick that up?

(Chad Suggs):  Yes,  I  have  that.  And  then  next  question,  going  to the certification of the ICL, the two-step procedure, is that just in the US, or is that something that you're carrying into all the countries?

David Bailey:  Well, as I said,  (Chad),  when I came into the company in '01,
               I introduced that exact same process into the new markets that we launched, which was Canada and Korea. Now we've backed in to the countries where it had already been launched back in '97, '98 to try and reinforce that same certification program. Unfortunately it's more difficult to go into a market where you've had an uncontrolled launch and kind of recontrol it. But I would use South Africa as a very good example where from March this year we've gone in and run recertification courses. We had one one week ago, which John Vukich ran at the South African National Society where we trained 14 surgeons. And that was very successful.

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 25

               So new markets, absolutely rigid program that's cost neutral - we're trying to roll that out into markets where a launch had occurred but it's more difficult, but we've been very successful in South Africa and intend to implement that in a similar way in two other large markets, which is Italy and France, where we think we've got some significant upside potential with the product. Those two markets, if you remember, we changed distributor last quarter. And part of that change was to revitalize the efforts around renewed training of the ICL.

(Chad Suggs):  Okay.  And then  lastly,  can you give us an idea of what total cataract business growth was year-over-year?

David Bailey:  Yeah,  we could  probably  do that best  individually.  I don't know if we've got that number exactly to have...

Deborah Andrews:  (Unintelligible)

David Bailey:  No total cataracts - it's a question  related to a breakdown of cataract refractive. Let's come back to you on that, and we'll check it out, (Chad).

(Chad Suggs):  Okay, sure.  Thank you.

John Bily:     On the balance  sheet also we should be able to - you know,  we just did  complete  our  issues  with  our SEC  work  yesterday
               afternoon.   So  we  apologize  for  that.  But  we'll  have  a
               balance sheet out either tomorrow or Monday for everybody.

(Chad Suggs):  Okay, great.  Thank you.

Operator:      Thank  you.  And  the  next  question   comes  from  Ms.  (Kate
               Sheridan) with Pacific Growth Equities.  Please go ahead.

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 26

(Kate Sheridan):  Hi, everybody.

David Bailey:  Hi, (Kate).

(Kate Sheridan):  Hi, Dave.  I have your cold.

               I was curious on the CME course, the 400 people that have registered already. Can you characterize those? These are not obviously people - are these anybody that's been trained already or wanting to do the CME to get credit, or are these other people that then would be...?

David Bailey:  I don't  know that  exact  breakdown,  (Kate).  But I would say that probably most people have not been trained that would attend this.

(Kate Sheridan):  Okay.

David Bailey:  And the mail  shot for this  only  went out last  week.  And at that point, when the mail shot went out, we had 311 people signed up for the calls or Ocular Surgery News did. I gave the Website. So I would tend to say that this is new interest as opposed to people that have had any exposure to the ICL surgery through going outside of the US. I think this is reflective of new interest. And obviously it's partly driven by the positive outcomes to the panel meeting.

(Kate Sheridan):  Right.  And I guess  where I was  just  trying  to get  more color on is, you know, you had a few hundred people trained already I thought. And then could we just guess that this might add to that? Or will you be able to - I mean, because then you also have I guess sort of how you wanted to be very selective at who does get trained and who does get proctored, the type of surgeon, et cetera, is there a way to know that

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
                                                           10-30-03/3:30 pm CT
                                                          Confirmation #555304
                                                                       Page 27

               all these 400 people plus the ones that are already trained are within that I guess, you know, outline of what you would target?

David Bailey:  Excuse  me,   (Kate).   I  think  the  CME  program  is  on  to
               familiarize   people   with  the  ICL  or  with   Phakic   IOL,
               specifically the ICL. The majority of the attendees will have not been exposed to the STAAR ICL courses by having gone outside the US.

               All of the people that attend this will have to attend one of the STAAR one or two day courses throughout 2004, which we're planning around about 10. So really we see this meeting as feeding interest to then feed into the official certification training courses as opposed to this being a certification course on its own. That said, some people may attend who've been exposed externally. But I think the majority will be new interest, your new surgeons.

               And just to reiterate the point I made, we've had a lot of - the 311 or now sort of the 400 are doctors. At this stage we've not allowed assistants and additional people to register. We're purely focusing on the doctors at this stage because we've had such strong interest. And that's on on this Sunday morning, (Kate), from 7 to 9.

(Kate Sheridan):  Right,  okay.  And  then  -  okay.  And  how  many  training courses are you going to be holding?

David Bailey:  Assuming approval we're currently planning for around about 10.

(Kate Sheridan):  Ten - and how many slots would be per course?

David Bailey:  Thirty to 40 people per course.

                                                                STAAR SURGICAL
                                                        Moderator:  Doug Sherk
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                                                          Confirmation #555304
                                                                       Page 28

(Kate Sheridan):  Thirty to 40, okay.

David Bailey:  Probably an average of 30, but we could go up to 40.

(Kate Sheridan):  All right.  Good.  Thanks.

               Just going back to the question that was asked about the ICL revenue as it relates to what you thought about estimates, frankly you've got a number out there. What do you see as the high estimate right now? So what number are you talking about that you could meet or exceed because I really don't think I know what all the estimates are?

David Bailey:  Well,  I don't want to cause  confusion  on this,  and it seems like I have. I'm very comfortable with the estimate that analysts have out there for what we will sell into the market. I'm more optimistic as the market size than the current analysts estimates. I think Phakic implants are going to be larger than the current market that's being indicated by the analysts.

(Kate Sheridan):  Right.  But  you're  talking  about  a  number  that  you're comfortable with with respect to what we are estimating.

David Bailey:  Yes.

(Kate Sheridan):  I know what I'm  estimating.  I just haven't  actually  seen the details of everybody else's. Can you give us a rough number of what that might be?

David Bailey:  Oh it's a range  from 5 to  7,000  units I  think,  (Kate),  by memory. And, you know, as I said, we feel comfortable with those numbers.
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(Kate Sheridan):  Okay, that's helpful.

David Bailey:  We are giving  specific  guidance.  But as you can tell, I feel really comfortable given the level of interest we're getting with those kind of numbers.

(Kate Sheridan):  Okay,  great.  And  have  you had any  more  information  on
               Taiwan?

David Bailey:  Yeah,  we  obviously  follow up on all of these  approvals.  On
               Taiwan specifically I gave a strong update last time. We've had delays with this one and repeated requests for the same information. So we've decided to engage a local consultant to monitor local activity on this submission.

               None of the requests we've had cause us to think that approval should not be granted. But we're concerned at the inordinate amount of time that this is taking. We're comforted that we know other companies with other applications are experiencing similar delays. But we're going to try and manage that more locally. And we believe that the approval could come through any time on Taiwan.

(Kate Sheridan):  Okay, very well.  Thanks very much, everybody.

David Bailey:  Thanks, (Kate).

Operator:      Thank you.  Once  again,  if you would like to ask a  question, please press the Star followed by the 1 at this time. As a reminder, if you're using speaker equipment, you will need to life the handset before pressing the numbers.

               Our next question is a follow-up question from Mr. (Ryan Rauch). Please go ahead.
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(Ameed):       Hi, guys.  It's (Ameed)  again,  just one quick  follow-up.  It seems  like the  competitive  landscape  for you guys  seems to
               improve.   We're  hearing  that  Medennium  has  stopped  their
               clinical trials. We obviously heard during the panel that (Ophtech) panel will be delayed now. Can you comment even perhaps anecdotally on what's going on with those companies? Is it related to endothelial cell loss, or anything you might be able to add there?

David Bailey:  Well I think on the PRL it's  well  known  that the  Phase  III clinical's are on hold because of endothelial cell loss. The same is true in Japan when I was down there. They were on hold there.

               I think the real answer here goes back to a point I made on the call two weeks ago in that we set a fairly heavy standard around the endothelial cell count issue. You know, as the world's expert, Hank Edelhauser pointed out to the FDA in a multi-centered trial you need to adopt a single expert reading center to measure cell counts, if you want to increase the accuracy of the reading.

               We learned this early on in the ICL study and used Emory University to do all of the readings. As a result, we obtained very reliable data with a very narrow confidence interval. Any trial, which has not adopted the same methodology, will have great difficulty. We believe, although we cannot confirm, that our competitors will have significant challenges with this issue that could delay approval.

               In addition, I think it's worth pointing out that once a product is approved into the market, a breakthrough technology in a new area, it becomes much more difficult to recruit patients into new studies. So that's another factor, which following approval or hope for approval, would play in.
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               So I think in a  nutshell  we've set a very high  standard  for the endothelial cell count issue. And I think other people are having to face up to those same challenges. And I think that's going to get very interesting. I think, you know, if I was put on the spot, I'd say we're gaining time on the competition all of the time.

(Ameed):       Thank you very much.

Operator:      Thank you. Our next  question  comes from Mr. (Neil  Brandsher)
               with (Broadwood Capital).  Please go ahead.

(Neil Brandsher): Well  first of all  congratulations  on what seems like good news on several different fronts.

               On this issue of ICL sales versus market size, I just want to make sure I understand what terms we're using. When you talk about sales, you're talking about sales expectations for your particular product. When you're talking about market size, you're talking about the eventual potential total size for all Phakic IOLs. Is that the distinction?

David Bailey:  Correct, (Neil), exactly.

(Neil Brandsher): Okay.  So the  market  size  number  wouldn't  concern  next year, whereas the only sales numbers I'm aware of are specific to next year. Is that right?

David Bailey:  Correct, yeah.

(Neil Brandsher): Okay. So the implication  here then is people's  numbers for next year you're comfortable with. But to the degree that people have talked about an end potential number, you think now that it's probably going to be considerably higher than
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               that,  although  you  may,  of  course,  have to  split it with others. But we don't know what the split is. And (Ophtech)'s out, and Medennium's out, so it's looking better. Is that sort of the bottom line here?

David Bailey:  Yeah, I think that's a fair bottom line.

(Neil Brandsher): Okay,  good.  Then on  seasonality  in  Europe,  we've  been hearing that from other medical device companies in this reporting season. It's always weak because a lot of the doctors go on vacation for several weeks in the third quarter. But it was probably worse this year.

               You mentioned the heat wave. Are there any other factors? And, you know, certainly the heat wave got a lot of attention. You know, did you really see a clear direct impact on that?

David Bailey:  Well we saw  Spain,  Italy,  and  France  close down for longer than normal. And anecdotally, when we talked to those surgeons at the ESCRS meeting in Munich, which was the first week of September, they really had only just come back to work.

               The only other factor was Korea, as I alluded to earlier. Korea slowed down from the rate of refractive that was occurring in the early part of the year for economic and political reasons. And we're seeing that start to come around as well. And Korea had been a really strong contributor to the first quarter growth. So you had additional seasonality impacting quarter three plus Korea well down. And that's kind of a double whammy there.

               But, as I said, we're seeing a positive trend start to pick up. And we would look for that to continue.
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(Neil Brandsher): That makes sense.  Then on the ICL, do I have these  numbers correct? The ICL was up 15% year-over-year in the quarter, and it was up 20% year-over-year in the first half.

David Bailey:  I believe that's correct, (Neil).

(Neil Brandsher): Okay.  If  that's  correct,  it  sounds  as  though  the ICL seasonality was actually better than that of the rest of the international business. Is that right or not?

David Bailey:  Yeah, I think you can say that.

(Neil Brandsher): Okay,  because  that's  just  diametrically  opposed to what some people had indicated a couple weeks ago externally to the company.

David Bailey:  Yeah.  I mean,  I think  we've  been  very  clear on it,  and I think you encapsulated it well there.

(Neil Brandsher): Okay. I just - you know,  people have said some things,  and
               I just wanted to see what the truth is.

David Bailey:  On the SEC  issue  - this  seems  like  obviously  a very  nice resolution here - you are essentially going to be issuing restated statements for the last few years. Will those be in your 10-Q?

John Bily:     Yes.  We will  have  to get  almost  all of  this  accomplished before we publish our third quarter 10-Q.

(Neil Brandsher): Okay.
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John Bily:     It's  not  difficult.  It is a lot of  work I must  admit.  The numbers are not large, but we anticipate getting this done by our 10-Q filing date. We have the numbers. We quoted them.

David Bailey:  And,  (Neil),  John  talked  about  this at  length.  I  really didn't make any comment. I just want to emphasize that we're delighted that this is behind us. We're delighted with the outcome. We have a little bit of work to do, but it's minor, and just pleased to be moving forward. And the increase in G&A that John talked about, which was a direct result in quarter three of this whole activity of getting the two accounting firms' opinions and talking to, was a one-time event. It was significant and yet year-over-year G&A was still slightly down. We're going to see savings in that G&A.

John Bily:     Well somebody had asked that question earlier.

David Bailey:  (Eric).

John Bily:     (Eric) - and we didn't  answer  that.  But there is a good - in excess of  $200,000  in our  third  quarter  of G&A.  So if you look at our numbers,  we would have been down  year-to-date and
               flat  versus  prior  year  in  the  quarter.   So  this  was  a
               significant amount of work with my staff, with BDO, and with our law firm Sheppard, Mullin. So we are very, very happy to have this done.

(Neil Brandsher): You said you would have been down.  You're  referring to G&A expense would have been down rather than up $240 or whatever it was.

John Bily:     Well on a year-to-date basis because we were flat year-to-date...

(Neil Brandsher): Oh I see what you were saying, got you.
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John Bily:   ...we would have been down only for the  year-to-date  period and kind of flat in the quarter in the prior year.

(Neil Brandsher): I got you.  Okay.

David Bailey:  The  (unintelligible)  increase  in the  quarter  was driven by that number.

John Bily:     Fundamentally, yes.

(Neil Brandsher): Right.  And  just  to  make  sure  I  understand  this,  the historical change in the income statements, you know, obviously there's no cash impact of that, and the other aspect of this was that you were caused to release reserves so it actually has a net benefit to earnings on a complete company to date basis of $1-1/2 million, if I net that out. Is that correct?

John Bily:     Yeah,  we showed the $1.7  reversal as kind of a  non-recurring event.  But clearly we did release those  reserves.  We will go on to a pure  accrual  method of  accounting  as it  relates to interest  income on the notes that are outstanding and then, of
               course,   the  restatement  to  prior  years,   which  we  just
               summarized.

(Deborah Andrews):      And  there  will  be a  positive  effect  on  retained
               earnings because we'll also make a retained earnings adjustment for the periods not presented, which is like 4 or $500,000.

(Neil Brandsher): So shareholders' equity goes up...

(Deborah Andrews):      Right.

(Neil Brandsher):...on that particular item.  Got you.
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               Great.  Again  congratulations.  It  seems  like a lot of  good news.  Thank you.

David Bailey:  Thanks, (Neil).

Operator:      Thank you. Our next question  comes from Mr. (Larry  Heimovich)
               with (HMCC).  Please go ahead.

(Larry Heimovich):      Good  afternoon.  A lot of the  questions  I had  were
               asked by the very bright analysts that preceded me, but my question to you, David, is we've heard that Ophtech would be on the next panel meeting. We've heard talk that it would be in January. I check the FDA Website pretty regularly and see that there's nothing scheduled yet for 2004. Are you are of any information beyond that in regard to when they might next be on the panel meeting?

David Bailey:  No, not at all,  (Larry),  other than, you know, what I've said earlier specifically about the bar with regards to endothelial cell counts.

(Larry Heimovich):      Thank you. Do you have any  indication  that they have
               a challenge in that area? You mentioned the PRL. (Denny and Stevalens) had some issues with endothelial cell counts. Are you aware of specific problems with Ophtech's lens in that regard?

David Bailey:  Not  specifically,  (Larry),  I mean,  there's  some  anecdotal stuff around. And specifically they reported first year endothelial cell counts, which had increased. That was very strange because you just wouldn't expect that during the first year because that's when the surgical trauma occurred. So, you know, that might indicate variability.

               And I'd just bring people back to the point I made that on a multi-centered trial site you really have to have one reading center. We learned that early. And I do believe that Ophtech
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               do not use a central  reading  center.  And that will result in increased variability on that factor. So the data would need to be looked at very, very carefully.

               So we know two things. You need a central reading center to reduce the variability. Hank presented that to the FDA. We also know that Ophtech do not use a central reading center. So I'll leave people to draw their own conclusions.

(Larry Heimovich):      Regarding  FDA  approval  of the ICL - I  realize  any
               time one talks about FDA that it's very difficult to make predictions or projections - for internal planning purposes, David, when would you be ready to really launch the ICL? And when in terms of planning process do you start assuming it's in the business plan for next year? Are we looking at, let's say, the second quarter actual sales begin to get generated? You probably have some plan in mind and some hope in mind about when you can launch it. I realize that hope is so much depending on how the FDA moves along, but was wondering what your thoughts are there.

David Bailey:  Yeah, I mean, it's out of our control really, (Larry).

(Larry Heimovich):      Of course,  I understand  that. But you've got to make
               some plans nonetheless internally.

David Bailey:  Yeah,  no,  and  I'm an  aggressive  guy.  So if I told  you my aggressive plan, you probably wouldn't believe it.

(Larry Heimovich):      Okay.
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David Bailey:  But I want to be ready  sooner  rather  than  later.  And I can see everybody in here smiling at me when I said I'm an aggressive guy. So we're pushing along very hard. I was in Switzerland last week with our manufacturing facility, to make sure we've got the ramp up there. They've got a double challenge. We've got a ramp up on the Collamer one-piece, which is growing very nicely, and a ramp up on ICL. And then internally it's no coincidence Nick Curtis isn't on the call because they're working very aggressively on the marketing plan and pulling everything together. So, you know, we're pushing ahead very hard.

               What I do expect, as I said in my main text, is that our discussions with the FDA I would hope continue in the kind of expedited manner that everything else occurred. The FDA helped us hugely in that process. They put huge strains on the company, but I yet would hope the labeling discussions and dialog occurs in a similar vein. And I don't see any reason why that wouldn't be the case.

(Larry Heimovich):      All right.

David Bailey:  After all, we do have an expedited review.

(Larry Heimovich):      Yeah.  One last question  about the FDA then - what in
               your mind remains to be resolved? Is it just sitting down and arriving at a label that everyone can be happy with? Are all the other issues of final approval such as manufacturing, et cetera, behind you that all that remains is sitting down negotiating the label and then they can give you the final approval, or are there other matters?

David Bailey:  I'll let Helene comment.
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Helene Lamielle:  The  main  element   remaining  with  FDA  is  the  labeling
               discussion. During the course of the submission we went through several manufacturing (audits). And some of them are still in final stage of finalization. So the main element is still the labeling for which we do not expect lots of difficulty or issues.

(Larry Heimovich):      Helene  has  there  been any  issues  at all that have
               come up in regard to manufacturing? It sounds like from what you said it shouldn't be, but just to clarify, any issues the FDA has had with manufacturing, with GMPs, anything like that that could hold up the approval once labeling is resolved?

Helene Lamielle:  I think  everything will work in conjunction,  and we do not expect huge issue with these elements.

(Larry Heimovich):      And I  don't  know  how  many  other  labeling  issues
               you've been involved with - or David, you can perhaps take a shot at this as well - do the labeling issues on this one strike you as particularly more complicated than other times? I realize this is first of class, and that may present some challenges. But in general, is this a particularly challenging discussion for the FDA and you to resolve?

David Bailey:  I can't imagine it's more  challenging  than the panel meeting,
               (Larry)...

(Larry Heimovich):      That's true.

David Bailey:...which we had a very positive outcome on.

(Larry Heimovich):      Yes, you did.  Yes, you did.

David Bailey:  And I have  total  faith  in  Helene  and the  FDA to work  any issues through.
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(Larry Heimovich):      Okay.  Thank you very much.

David Bailey:  Thanks, (Larry).

Operator:      Thank you. The next question comes from Mr.  (Marvin  Sperling)
               with ING.  Please go ahead.

(Marvin Sperling):      Hi, guys.

David Bailey:  Hi, (Marvin).

(Marvin Sperling):      Can you give us an  update  on the  enrollment  of the
               Toric ICL trial?

David Bailey:  Yeah,  great.  First off it's  progressing  extremely  well. We will complete enrollment by the end of this year and will have all of the implants completed by the end of quarter one. Remember there's a 60-day lead time on the product. So I can see enrollment being completed by the end of the year, all the lenses being in the manufacturing process and implanted by the end of quarter one.

               At the moment we've got 84 enrolled to date. So we have to do a year's follow-up. So we'd be looking at completion of the year's follow-up by quarter one 2005.

               What I would say is anecdotally the visual outcomes are exceptional with the product. And there was a presentation in Munich by the Neuhann Group, which showed the outcomes with the Toric product. And they're exceptional. And we hear the same thing from our trial experts. So we're very pleased with the way that's moving along.
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               And in  terms  of  manufacturing,  we're  getting  things  made
               within  the  60-day  lead  time  that  we've   guaranteed.   So
               everything is looking very, very well to achieve the goals that we communicated to investors some time ago.

(Marvin Sperling):      Very  good.  In regards to the ICL,  you  mentioned  I
               think in this call I heard you correctly about possibly having a new name for the ICL. Was this something that came up in the panel?

David Bailey:  Yeah, the marketing  group has already been looking at this, so it was kind of interesting that it came up at panel. This wasn't prompted by the comments of panel. It was actually an internal issue to start with. And we're just in the final stage of that at the moment. But yeah, we will be launching a new brand name for it at the AAO.

(Marvin Sperling):      Okay,   great.  And  in  regards  to  the  outstanding
               promissory notes, the $1.9 million I believe it is, I know it's probably somewhere in your Q or your K, but could you just go over what that's about again and when you expect possibly to see that $1.9 million?

John Bily:     Yeah.  There's  two  separate  notes so to  speak.  One is from
               (Pollet  and  Richardson),  and  that  was as a  result  of the settlement in  bankruptcy  with our  ex-Chairman.  We were paid
               $2.2 million plus we took a note. So there's  roughly  $400,000 remaining  on that.  That  goes  through  2005.  We have a note
               for  about  $1.5  million  -  two  separate   notes  -  to  one
               individual, an ex-Board member. And the longest that goes out to is June 2004.

               Now there's a possibility that those notes could be paid. They carry significant interest rates. But that's when they do come due.

(Marvin Sperling):      Okay.  So we could possibly see that in '04 obviously.
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John Bily:     You could see the  larger of the two notes,  the $1.5  million, you could see those being paid off at any time, (Marvin), because it is a burdensome interest rate.

(Marvin Sperling):      All right.  Great.  Well good luck at the AAO.

John Bily:     Thank you.

David Bailey:  Thanks, (Marvin).

(Marvin Sperling):      All right.

Operator:      Thank  you.  And  our  last  question  comes  from  Mr.  (Tyson
               Housley) with (Housley Advisory Management).  Please go ahead.

(Tyson Housley):  Gentlemen.

David Bailey:  Hey, (Tyson).

(Tyson Housley):  Sort  of a long  question,  but it gets  to the  point  that several people have been asking - now it appears from speaking to you and listening to the call that the market opportunity for the ICL is probably larger than what your initial rollout is going to be next year. And the primary gating factor is the training and proctoring of surgeons.

               And I was wondering whether you could review exactly how many people are trained and proctored in the US and internationally now? And perhaps at some point in the future, let's say June 30th and year-end, assuming let's say there's an approval in the first quarter, to give us some sense of how many people
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               you can - and how quickly  you'll be able to ramp the number of doctors who are both trained and proctored?

David Bailey:  Good  question.  Well  first off in the US other than the trial experts nobody has been trained and proctored. So, as I said, some people have attended training courses outside, but nobody has been proctored. So within the US the gating factor is the ability to proctor, and we'll have eight people capable of doing that.

               I don't intend to go through the exact model that we use, (Tyson). But I'll give you - I'll paint some broad brush strokes. We expect to be running approximately 10 courses.
               We have a capacity of 30 to 40 people. We have eight proctors. Initially the proctors would usually spend one to two days with a surgeon to take them through the learning curve. And then it's normal that a surgeon would use some implants and then would probably watch and follow-up for a period of time before they began routine usage. So in terms of the model, I think that's the kind of thought process we go through.

               Now as a result of going through that, I've stated quite clearly I hope on this call that we feel comfortable with the current estimates for unit sales of ICL in the US in '04. We think the market is bigger than the current estimates. And the way we feel comfortable with the numbers is having gone through that kind of modeling that I'm just describing. I don't want to go into any more detail on that. But hopefully that paints a good enough picture.
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(Tyson Housley):  Thank  you on that - two  other  quick  questions.  One John
               Bily might be able to answer. You've done an excellent job in managing your cash flow while you've been running at a marginal loss for a while. Do you think that you'll be cash flow break-even in the first half of next year, because I know you've said that you'll probably be running at a loss?

John Bily:     Yeah,  (Tyson),  what we have,  and we talked about it earlier, is we're  right in the  process of doing our  operating  plans.
               We hope to have that done first week of December. That operating plan's going to open up the whole business to us as we lay on the assumptions for ICL and a lot of assumptions for US market growth, cost structures, you know, and all of those things.

               I will tell you that we will - as we mention all the time, working capital management is one of our big strategies within STAAR. We have 10 million bucks in the bank. We have sales and marketing programs. We have inventory and receivables to invest in, et cetera. So while I have not done the plan, I doubt that we would be cash flow positive until maybe the fourth quarter of next year.

(Tyson Housley):  And the last question is  anecdotally  how many doctors have you heard, let's say, have waiting lists for the ICL in excess of 25 or 50 people?

David Bailey:  I really don't want to  speculate  on that.  But the issue of a waiting list is individual to a doctor. And my experience in this industry is patients will not wait too long. And in fact, when we launched the Toric in Europe, the indications were there was a lot of people waiting to have it, but actually when it came down to it, it was more new patients that came along to actually take up the implants. So I really don't want to get into speculation about how large waiting lists are or even if there are any waiting lists.

               What I do want to reconfirm  is that we're seeing good,  strong
               interest   from  the   ophthalmic   community   in  wanting  to
               understand the Phakic, the ICL. They're excited about what happened at the panel. And I think testimony to that is the number that are planning to attend the CME breakfast meeting
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               at the AAO.  And I think  that's  probably a good  indicator of the underlying interest.

               Some of them may have waiting lists. I don't know. I don't want to speculate, (Tyson).

(Tyson Housley):  Thank you very much.  Good luck.

David Bailey:  Thank you.

Operator:      And there are no further questions.  Please continue.

David Bailey:  Great.  Thank you.

               Well I would just want to thank everybody for some very good questions. Before I close up the call I'd just like to emphasize that we look forward to updating you on the FDA approval process as it goes forward. We clearly have work to do on the three-piece injector and are focused upon the effort. We believe that the international business will return to solid growth in Q4 and that the growth in the US will continue.

               Overall, having got quarter three behind us and two huge milestones, the ICL panel and the accounting issues, I'm very excited about our future prospects. And we hope to see many of you at the conferences we're attending going forward. Thanks very much.

Operator:      Ladies and  gentlemen,  this concludes the STAAR Surgical Third
               Quarter  2003  Results  conference  call.  If you would like to
               listen  to  a  replay  of  today's   conference,   please  dial
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                                                        Moderator:  Doug Sherk
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                                                          Confirmation #555304
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               303-590-3000  or  1-800-405-2236  and enter the access  code of
               555304.  Once  again,  if you would  like to listen to a replay
               of  today's   conference  call,  please  dial  303-590-3000  or
               1-800-405-2236 with the access code of 555304. Thank you for participating. You may now disconnect.


                                     END